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                                                                   EXHIBIT 21.1



List of Subsidiaries of Quokka Sports, Inc.

1.  Quokka Sports, Ltd., a United Kingdom limited company

2.  NBC/Quokka Ventures, L.L.C., a Delaware limited liability company

3.  CART Digital Media Enterprises, L.L.C., a Delaware limited liability company

4.  QuokkaDNA, Inc., a Delaware corporation

5.  Quokka Exchange Incorporated, a Delaware corporation

6.  Tailback Acquisition Sub Inc., a Delaware corporation

7.  Kanga, Inc., a Delaware corporation

8.  Sports Extra, Inc., a North Carolina corporation

9.  Total Motorsports, Inc., a North Carolina corporation

10. Golf.com L.L.C., a Delaware limited liability company

11. Production Services Australia, Inc., a Delaware corporation

12. ZoneNetwork.com, Inc., a Washington corporation